Exhibit 99.1

QWEST REPORTS SOLID FIRST QUARTER 2007 RESULTS — MARGIN
EXPANSION AND GROWTH IN NET INCOME AND EPS CONTINUES

Unaudited (in millions, except per share amounts)

	Q1 2007	Q4 2006	Seq. Change	Q1 2006	Y-over-Y Change
Operating Revenue	$ 3,446	$ 3,488	(1.2)%	$ 3,476	(0.9)%
Net Income	$ 240	$ 194	24%	$ 88	173%
Net Income per Basic Share	$ 0.13	$ 0.10	30%	$ 0.05	160%
Net Income per Diluted Share	$ 0.12	$ 0.10	20%	$ 0.05	140%

•                  EBITDA Margins Expand Year Over Year and Sequentially(a)

•                  Data Revenue of $1.2 Billion up 11% From First Quarter 2006

•                  37% Year-Over-Year Increase in High-Speed Internet Subscribers

•                  Year-Over-Year Improvement of $300 Million in Free Cash Flow(a), Before Anticipated One-Time Items

•                  Named a Participant in the Largest Communications Service Contract Ever

DENVER, May 1, 2007 — Qwest Communications International Inc. (NYSE: Q) today reported solid first quarter 2007 results highlighted by sequential and year-over-year margin expansion as well as significant net income and earnings per share growth. For the quarter, Qwest reported earnings of $240 million, or $0.12 per diluted share compared with earnings of $88 million, or $0.05 per diluted share in the first quarter 2006.

“The results for the quarter reflect our disciplined approach and ability to sustain positive operational and financial trends across our business,” said Richard C. Notebaert, Qwest chairman and CEO. “The growth initiatives we have in place, the easing of federal regulations for our operations, and the General Services Administration awarding Qwest a stake in Networx — the largest communications services contract in the world — provide significant opportunities for Qwest throughout the year and beyond.”

(a)             See attachment E for Non GAAP Reconciliation for EBITDA, EBITDA Margins and Free Cash Flow

Financial Results

Operating revenue for the first quarter 2007 was $3.4 billion, including data and Internet services revenue of $1.2 billion, now more than 35 percent of operating revenue. Combined data, Internet and video revenue increased by 11 percent year over year, maintained by continued strength in mass markets and business growth products such as high-speed Internet and managed services. Total revenue absorbed the de-emphasis of lower return products including dial access as well as the impact of regulatory fees and settlements, and revenue reduction from a large data equipment contract last year. Excluding the impact of these items, revenue grew modestly.

Mass markets growth continued as customer retention initiatives, ARPU and bundle growth, as well as customer service excellence overcame access-line loss pressures. Revenue grew 1.3 percent year over year while absorbing $6 million in non-recurring revenue credits associated with the settlement of a regulatory action and $17 million related to flow-through universal service charges.

Enterprise growth products currently represent more than 20 percent of business revenues and are growing at nearly 30 percent on an annualized basis. Overall business revenue declined 4.0 percent year over year; however, after taking into account revenue from a large data equipment contract last year and our de-emphasis of the dial access business totaling $52 million, revenue in this channel improved 1.0 percent.

Wholesale revenue was flat with the prior year as more than 10 percent growth in data revenue largely offset access-line and volume-driven declines in local and access revenues. In long-distance revenue, strategic price increases to certain countries and for certain domestic voice products helped support margin improvements even as voice traffic declined.

Qwest’s operating expenses totaled $2.9 billion for the quarter, including a $40 million charge in Selling, General and Administrative expense related to securities litigation.  First quarter operating expenses declined $195 million, or 6.2 percent year over year, and $176 million from the previous quarter when expenses were negatively impacted by heavy storms in the West and Pacific Northwest, among other factors. Improvements in productivity and operating efficiencies and lower facility costs drove the decline along with the expected decrease in annual benefit expenses. These improvements, along with new relief from regulatory restrictions and peer merger concessions announced during the quarter, provide opportunity for further expense reductions.

Qwest’s EBITDA increased to $1.131 billion in the quarter from $1.08 billion in the fourth quarter and $1.045 billion in the year-ago quarter. First quarter EBITDA includes the $40 million charge related to securities litigation.

“We made solid progress in the first quarter toward our margin and cash flow goals for the year,” said John W. Richardson, Qwest executive vice president and CFO. “Execution against our initiatives allows us to continue to achieve our objectives of expanded margins, continued growth in profitability and shareholder rewards through steady advance on our share repurchase program.”

Net income for the quarter improved to $240 million, a 173 percent increase from the year-ago quarter when net income was $88 million and a 24 percent improvement sequentially.

Based on the first quarter results Qwest continues to be comfortable with our previously stated goals for revenue, EBITDA, capital expenditures and free cash flow.

Cash Flow, Capital Spending and Interest

Qwest generated adjusted free cash flow of $150 million in the quarter, after accounting for payments settling shareholder litigation, an improvement of $300 million year over year. The comparative increase in cash flow was driven by the improvement in operating results as well as the timing of capital expenditures and benefits from the balance sheet. Included in the quarter’s cash flow was approximately $360 million related to timing of employee compensation payments and semi-annual interest payments that typically interrupt the underlying consistency of quarterly free cash flow trends in our first quarter.

First quarter capital expenditures totaled $318 million, compared to $390 million in the year-ago quarter when the capital spend was balanced throughout the year and commercial and housing development was expanding more quickly. Nearly half of the wireline spend in the quarter was directed toward increasing the speeds and capabilities of the network. Capital spending in 2007 is expected to approximate the 2006 level as the company continues to focus on supporting the highest service levels and disciplined investment in key growth areas.

Interest expense totaled $282 million for the quarter, compared to $296 million for the first quarter a year ago, reflecting lower debt levels and debt refinancing in 2006.

Balance Sheet Update

March 31, 2007 total net debt (gross debt less cash and short-term investments) declined to $13.8 billion, down $940 million compared to March 31, 2006. The company maintained strong liquidity with cash and short-term investments of $1.1 billion at the end of the quarter as it continued to execute against the $2 billion share repurchase plan.

Bundles

Continued success with sales of Qwest’s full-featured bundled offerings, which include digital voice, high-speed Internet access, a national wireless offering and integrated TV services through Qwest’s own ChoiceTV or its marketing alliance with DIRECTV, Inc. drove strong sales and improved customer loyalty.

The company’s bundle penetration increased to 59 percent in the quarter, compared to 53 percent a year ago. Sales of voice packages with three or more products continue to reduce churn and drive significant growth. Customer demand for value-added services drove higher consumer ARPU, which increased 6.1 percent to $52 from $49 a year ago.

Customer Connections

New high-speed Internet, wireless and video subscribers continue to outpace declines in mass market access lines. During the quarter Qwest added 260,000 high-speed Internet, video and wireless subscribers, resulting in an increase of more than 100,000 in net connections during the quarter.

At the end of first quarter, Qwest had a total of 13.6 million domestic access lines, down 6.8 percent from the first quarter 2006.

High-Speed Internet

Strong, sustained high-speed Internet subscriber additions continue to drive growth in mass markets data and Internet revenue. Compared to the first quarter 2006, mass markets data and Internet revenue increased 46 percent. High-speed Internet subscribers grew by 167,000 in the first quarter as the company continued to increase penetration by acquiring dial-up users, new Internet users and competitors’ customers to its superior products and services. In the quarter, Qwest was recognized as a leader in its region for the quality of offerings and competitiveness of high-speed Internet pricing.

Driven by the strong response to its residential “Price for Life” offer and demand from small businesses, Qwest expanded the offer to eligible new and existing small-business customers who sign two- or three-year agreements. With “Price for Life,” small-business customers who purchase Qwest High-Speed Internet can lock in their monthly rate for as long as they maintain their service.

Qwest continued to bring customers the products they want when they want them and increase fiber network reach in the quarter, even announcing deployment of fiber-to-the-home in new communities in southern Utah and the Seattle area.

DIRECTV® Alliance

Qwest added 80,000 net DIRECTV subscribers in the quarter compared to 38,000 new subscribers in the year-ago quarter. Qwest surpassed the 500,000 video subscriber mark in the quarter and now has a total of 506,000 video subscribers. The strategic relationship with DIRECTV allows Qwest to offer digital satellite television services to residential customers across the entire Qwest 14-state region.

Enterprise

Highlighting the quarter was the GSA’s announcement on March 29 that it had awarded Qwest the opportunity to negotiate contracts on the government’s Networx program. Under the Networx Universal program — currently valued at approximately $20 billion over 10 years — Qwest will compete against two other companies to provide leading-edge voice, data and video services, including managed and secure advanced data networks, to federal agencies nationwide.

During the quarter, Qwest opened a new world-class CyberCenter in the Seattle area in response to the demand for hosting services and in support of continued revenue growth in this product. Qwest now operates a total of 14 CyberCenters nationwide that provide hosting solutions such as collocation, operating systems, application and database monitoring and management, storage management and business protection services.

Customer Service

Qwest continues to receive recognition for its customer service and the quality of its offerings. In a February report titled, “U.S. Enterprise-Class VoIP Services, Q1 2007,” by Forrester, an independent analyst firm, Qwest received the highest score in the Customer Service Rating category for its business voice over IP (VoIP) services. The report also recognized Qwest for having one of the broadest and deepest nationwide hosted VoIP footprints in the United States.

In addition, Light Reading, a leading integrated media company covering the communications industry, published its quarterly North American Carrier Scorecard in which Qwest earned their highest rating. The scorecard — a quarterly ranking of top-tier service providers — noted Qwest’s success at selling bundled services and its “phenomenal growth” in broadband subscribers in 2006.

Qwest’s wholesale markets group received the second consecutive customer service award from Atlantic-ACM, a research consultancy serving the telecommunications and information industries. In Atlantic-ACM’s 2007 U.S. Wholesale Long Distance Carrier Report Card, Qwest was rated number one in four categories, including customer service, by wholesale customers.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO, and John W. Richardson, Qwest executive vice president and CFO. A live webcast and replay of the call is available at www.qwest.com/about/investor/events.

About Qwest

Qwest offers a unique and powerful combination of managed voice and data solutions for businesses, government agencies and consumers — locally and throughout the country. Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience. Qwest is a participant in Networx, the largest communications services contract in the world, to provide leading-edge voice, data and video services.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Nick Sweers	Stephanie Comfort
	303-992-2085	800-567-7296
	Nicholas.Sweers@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,		%
	2007	2006	Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$ 3,446	$ 3,476	(0.9)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,317	1,418	(7.1)%
Selling, general and administrative	998	1,013	(1.5)%
Depreciation and amortization	612	691	(11.4)%
Total operating expenses	2,927	3,122	(6.2)%
Other expense (income)—net:
Interest expense—net	282	296	(4.7)%
Other—net	(5)	(28)	(82.1)%
Total other expense (income)—net	277	268	3.4%

Income before income taxes	242	86	181.4%
Income tax (expense) benefit	(2)	2	nm
Net income	$ 240	$ 88	172.7%

Income per share:
Basic	$ 0.13	$ 0.05	160.0%
Diluted	$ 0.12	$ 0.05	140.0%

Weighted average shares outstanding:
Basic	1,864,951	1,874,313	(0.5)%
Diluted	1,958,535	1,911,376	2.5%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
	2007	2006
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$ 887	$ 1,241
Short-term investments	242	248
Other	2,065	2,165
Total current assets	3,194	3,654
Property, plant and equipment—net and other	17,507	17,585
Total assets	$ 20,701	$ 21,239

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current borrowings	$ 1,688	$ 1,686
Accounts payable and other	2,946	3,474
Total current liabilities	4,634	5,160
Long-term borrowings—net	13,199	13,206
Other	4,402	4,318
Total liabilities	22,235	22,684
Stockholders’ deficit	(1,534)	(1,445)
Total liabilities and stockholders’ deficit	$ 20,701	$ 21,239

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006
	(Dollars in millions)
Cash provided by operating activities	$ 268	$ 140

Cash used for investing activities	(308)	(392)

Cash (used for) provided by financing activities	(314)	16

Decrease in cash and cash equivalents	$ (354)	$ (236)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(UNAUDITED)

	Three Months Ended and as of
	March 31,		%
	2007	2006	Change
	(Dollars in millions except
	employees and items noted)
Operating revenue(1):
Wireline services revenue:
Voice services:
Local voice services:
Mass markets	$ 952	$ 1,029	(7.5)%
Business	283	314	(9.9)%
Wholesale	159	177	(10.2)%
Total local voice services	1,394	1,520	(8.3)%
Long-distance services:
Mass markets	163	155	5.2%
Business	137	144	(4.9)%
Wholesale	250	260	(3.8)%
Total long-distance services	550	559	(1.6)%
Access services	134	146	(8.2)%
Total voice services	2,078	2,225	(6.6)%
Data, Internet and video services:
Mass markets	278	191	45.5%
Business	579	583	(0.7)%
Wholesale	363	328	10.7%
Total data Internet and video services	1,220	1,102	10.7%
Total wireline services revenue	3,298	3,327	(0.9)%
Wireless services revenue	139	139	—%
Other services revenue	9	10	(10.0)%
Total operating revenue	$ 3,446	$ 3,476	(0.9)%

Other data:
Capital expenditures(2):	$ 318	$ 390	(18.5)%

Total employees	38,011	39,127	(2.9)%

Consumer ARPU (in dollars)(3):	$ 52	$ 49	6.1%

In-region long distance lines (in thousands)	4,924	4,824	2.1%

High-speed Internet:
Subscribers (in thousands):	2,305	1,678	37.4%
Qualified households/businesses (in millions)	7	7	—%

Wireless(4):
Total wireless services revenue	$ 139	$ 139	—%
End of period subscribers (in thousands)	812	784	3.6%
ARPU (in dollars)	$ 50	$ 50	—%

Access lines (in thousands)(1)(5):
Business access lines
Retail lines	2,842	2,958	(3.9)%
Resold lines	1,433	1,667	(14.0)%
Total business access lines	4,275	4,625	(7.6)%
Mass markets access lines
Consumer primary lines	7,200	7,749	(7.1)%
Consumer additional lines	740	876	(15.5)%
Small business lines	1,336	1,296	3.1%
Total mass markets access lines	9,276	9,921	(6.5)%
Total access lines	13,551	14,546	(6.8)%

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(UNAUDITED)

	As of and for the Three
	Months Ended March 31,		%
	2007	2006	Change
Mass markets retail connections (in thousands):
Mass markets access lines	9,276	9,921	(6.5)%
High-speed Internet subscribers(7)	2,305	1,678	37.4%
Video subscribers(6)(7)	506	219	131.1%
Wireless subscribers	812	784	3.6%
Total mass markets retail connections	12,899	12,602	2.4%
Minutes of use from carriers and CLECs (in millions):	11,690	12,442	(6.0)%

(1)             Certain prior year revenue and access line amounts have been reclassified to conform to the current year presentation.

(2)             Capital expenditures exclude assets acquired through capital leases.

(3)             Consumer ARPU (Average Revenue Per Unit) is measured as consumer wireline revenue in the period divided by the average number of primary access lines for the period.  We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis.   We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4)             Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period.  We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis.  We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP.  Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended
	March 31,		%
	2007	2006	Change
	(Dollars in millions except
	ARPU, subscribers in thousands)
ARPU is calculated as follows:
Total quarterly wireless services revenue	$ 139	$ 139	—%
Less: quarterly non-recurring revenue	(19)	(22)	(13.6)%
Quarterly recurring revenue	$ 120	$ 117	2.6%

Average monthly recurring revenue	$ 40	$ 39	2.6%
Divided by quarterly average wireless subscribers	796	778	2.3%
Wireless services ARPU	$ 50	$ 50	—%

(5)             Access lines were reclassified during 2007 to conform to our revenue channel presentation. Resold lines include UNE lines, unbundled loops and public pay phone lines.

(6)             Video subscribers have been adjusted by approximately 9,000 subscribers as of March 31, 2007, to conform to our current presentation of video subscribers.

(7)             High speed Internet subscribers and video subscribers include certain business customers.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006
	(Dollars in millions)
Segment income:
Operating revenue	$ 3,446	$ 3,476
Cost of sales (exclusive of depreciation and amortization)	(1,317)	(1,418)
Selling, general and administrative	(998)	(1,013)
Segment income	1,131	1,045

EBITDA(1):	1,131	1,045
Depreciation and amortization	(612)	(691)
Total other expense (income)—net	(277)	(268)
Income tax (expense) benefit	(2)	2
Net income	$ 240	$ 88

EBITDA margin(1):
EBITDA	$ 1,131	$ 1,045
Divided by total operating revenue	$ 3,446	$ 3,476
EBITDA margin	32.8%	30.1%

Free cash flow from operations(2):
Cash provided by operating activities	$ 268	$ 140
Less: expenditures for property, plant and equipment and capitalized software	(318)	(390)
Free cash flow from operations	(50)	(250)
Add: certain one-time settlement payments	200	100
Free cash flow from operations—as adjusted	$ 150	$ (150)

	March 31,
	2007	2006
	(Dollars in millions)
Net debt(3):
Current borrowings	$ 1,688	$ 604
Long-term borrowings—net	13,199	14,834
Total borrowings—net	14,887	15,438
Less: cash and cash equivalents	(887)	(610)
Less: short-term investments	(242)	(130)
Net debt	$ 13,758	$ 14,698

ATTACHMENT E
(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(1)             EBITDA and EBITDA Margin are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently.  We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

EBITDA for the three months ended March 31, 2006 includes $22 million in restructuring, realignment and severance.

(2)             Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2007, information to reconcile this non-GAAP financial measure is not available at this time.

(3)             Net Debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.